UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14a INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12
McAFEE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

September 3, 2010
McAfee Team,
I am extremely excited about McAfee becoming part of Intel. In the two weeks since we announced the proposed acquisition of McAfee by Intel, I have received hundreds of emails from customers, partners, employees, and analysts expressing enthusiasm and support for this transaction. The combination of our companies will enable McAfee to extend our reach and expertise into new markets, protecting more people and their digital devices in our increasingly connected world. I am especially impressed with Intel’s industry leadership, global brand equity, and track record of innovation.
I have met with some employees, but want to make sure that I regularly update employees on the acquisition by Intel of McAfee. First of all, let me repeat that McAfee will remain a stand-alone subsidiary of Intel after the acquisition closes, reporting into Intel’s Software and Services Group. We will retain our leadership team, expertise, and dedication to advancing McAfee’s leadership in security.
This acquisition is driven by creating new markets, not by cost-cutting. There are no intended headcount changes as a result of this transaction. This acquisition is the largest in Intel’s history and reflects Intel’s strategic elevation of security as a global priority — on the same level as its hallmark standards of energy-efficient performance and Internet connectivity.
As many of you know, my vision of security extends from “silicon to satellite.” I remain firmly committed to the breadth of this vision, and want to emphasize that this transaction is not aimed at “putting all security in the chip.” The deal will accelerate the development of more effective ways of providing and managing security below the operating system by bringing software to silicon, but we will continue our aggressive advance into securing networks, systems, the cloud, satellites, and beyond.
We have formed an Integration Planning Team to coordinate the planning for McAfee’s transition into Intel’s corporate structure after the close. Leanne Hulme, VP, M&A Integration, heads the Integration Planning Team composed of business, technology, and organizational leaders throughout McAfee. This team will spearhead our planning for the closing, but information obtained during this process cannot be used for decisions around product development, pricing, sales, or marketing. Until closing, McAfee and Intel must remain independent.
I know that you will have questions about the acquisition of McAfee by Intel, and we have set up an internal mailbox — MB Intel/McAfee News — for you to direct questions and suggestions. We will develop and regularly distribute FAQs based on the questions received. I am especially pleased that we will launch an internal portal this week to serve as a repository for information related to the acquisition of McAfee by Intel. Look for FAQs, news articles, internal guidelines, press releases, and other information on the portal.
We take this historic step together. Our focus on securing the digital world remains steadfast, and because of you and your dedicated coworkers around the globe our future remains bright.
Thanks.
Additional Information and Where to Find It
McAfee, Inc. (“McAfee”) plans to file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement in connection with the proposed merger with Jefferson Acquisition Corporation, pursuant to which McAfee would be acquired by Intel Corporation (the “Merger”). The proxy statement will contain important information about the proposed Merger and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by McAfee through the web site maintained by the SEC at www.sec.gov, and from McAfee by contacting Investor Relations by mail at McAfee, Inc., 3965 Freedom Circle, Santa Clara, California 95054, Attention: Investor Relations, by telephone at (408) 346-5223, or by going to McAfee’s Investor Relations web site at investor.mcafee.com (click on “SEC Filings”).
McAfee and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of McAfee in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in McAfee’s proxy statement for its 2010 Annual Meeting of Stockholders, which was filed with the SEC on May 10, 2010. This document is available free of charge at the SEC’s web site at www.sec.gov, and from McAfee by contacting Investor Relations by mail at McAfee, Inc., 3965 Freedom Circle, Santa Clara, California 95054, Attention: Investor Relations, by telephone at (408) 346-5223, or by going to McAfee’s Investor Relations web site at investor.mcafee.com (click on “SEC Filings”).
Note on Forward-Looking Statements
The subject document contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements regarding the expected benefits and costs of the transaction, the plans, strategies and objectives of management for future operations, and the expected closing of the proposed Merger. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed Merger, satisfaction of closing conditions precedent to the consummation of the proposed Merger, including obtaining antitrust approvals in the U.S., Europe and other jurisdictions, the ability of Intel to successfully integrate McAfee’s operations and employees, the ability to realize anticipated benefits of the proposed Merger, and such other risks as identified in McAfee’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and McAfee’s most recent Quarterly Report on Form 10-Q, each as filed with the SEC, which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements. McAfee assumes no obligation to update any forward-looking statement contained in the subject document.
COMPANY CONFIDENTIAL           © 2010 McAfee, Inc. All rights reserved.